Exhibit 99.1

Garrett Motion Reports Strong Second Quarter 2023 Financial Results, Raises Full Year Outlook, and Planning Partial Debt Repayment
Second Quarter 2023 Highlights
•Net sales totaled $1,011 million, up 18% on a reported basis, up 19% at constant currency*
•Net income totaled $71 million; Net income margin 7.0%
•Adjusted EBITDA* totaled $170 million; Adjusted EBITDA margin* of 16.8%
•Net cash provided by operating activities totaled $164 million
•Adjusted free cash flow* totaled $140 million
•Expected Q3 early debt repayment for $200 million
•Raising outlook for 2023

ROLLE, Switzerland, July 27, 2023 – Garrett Motion Inc. (Nasdaq: GTX), a leading differentiated automotive technology provider, today announced its financial results for the quarter and six months ended June 30, 2023.

$ millions (unless otherwise noted)	Q2 2023	Q2 2022	H1 2023	H1 2022
Net sales	1,011	859	1,981	1,760
Cost of goods sold	809	690	1,590	1,416
Gross profit	202	169	391	344
Gross profit %	20.0%	19.7%	19.7%	19.5%
Selling, general and administrative expenses	63	54	119	107
Income before taxes	101	105	209	230
Net income	71	85	152	173
Net income margin	7.0%	9.9%	7.7%	9.8%
Adjusted EBITDA*	170	138	338	284
Adjusted EBITDA margin*	16.8%	16.1%	17.1%	16.1%
Net cash provided by operating activities	164	104	256	177
Adjusted free cash flow*	140	23	228	61
* See reconciliations to the nearest GAAP measure in pages 5-12

“Garrett’s operational excellence has been the driving force behind our ability to successfully capitalize on the ramp-up of new products and strong customer demand across all major product lines. This has resulted in another quarter of great performance with strong results across all key financial metrics, and I am pleased to announce that we are raising our full year outlook for 2023.” said Olivier Rabiller, Garrett President and CEO.
“Most importantly this quarter, we continued to make strong progress in the development of our zero emission vehicle technology. This quarter we won two new pre-development awards, one in E-Powertrain and one in E-Cooling, which highlights the interest our customers have for our differentiated electric solutions. In addition, we also completed a very important step with the conversion of our Series A Preferred Stock to a single class of Common Stock with a $2 billion market capitalization as of June 30, 2023.”

Results of Operations

Net sales for the second quarter of 2023 were $1,011 million, representing an increase of 18% (including an unfavorable impact of $7 million or 1% due to foreign currency translation) compared with $859 million in the second quarter of 2022.

This increase was driven by higher volumes with new product ramp ups, inflation recoveries net of pricing across all product lines and the lifting of COVID-related lockdown measures in China which had impacted the prior year.

Cost of goods sold for the second quarter of 2023 was $809 million compared with $690 million in the second quarter of 2022, primarily driven by our higher sales volumes which contributed to an increase of $108 million. Cost of goods sold further increased due to $16 million of inflation on commodities, energy and transportation costs, as well as a $7 million increase in Research and Development ("R&D") costs which reflects Garrett's continued investment in new technologies and headcount increase year-over-year. The Company's continued focus on productivity, net of labor inflation and one-time expenses, contributed to a decrease in cost of goods sold of $4 million. Foreign currency impacts from transactional, translational and hedging effects also contributed to decreases of $9 million.

Gross profit totaled $202 million for the second quarter of 2023 as compared to $169 million in the second quarter of 2022, with a gross profit percentage for the second quarter of 2023 of 20.0% as compared to 19.7% in the second quarter of 2022. The increase in gross profit was primarily driven by the higher sales volumes and inflation recoveries from customer pass-through agreements net of pricing reductions. Furthermore, gross profit increased $7 million from higher productivity net of labor inflation and one-time expenses. These increases were partially offset by $27 million of unfavorable product mix, $16 million of inflation on commodities, energy and transportation costs, as well as $7 million of higher R&D costs as discussed above.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2023 increased to $63 million from $54 million in the second quarter of 2022. The $9 million increase compared with the prior year was mainly due to $5 million in legal and advisory fees related to Garrett's previously announced capital structure transformation transactions, $1 million of unfavorable impacts from foreign exchange rates, and $2 million of labor-related expenses.

Interest expense in the second quarter of 2023 was $30 million as compared to $20 million in the second quarter of 2022. The increase was primarily driven by higher interest expense from the new $700 million term loan B issued in connection with the capital structure transformation and increased market interest rates.

Non-operating expense (income) for the second quarter of 2023 was a $7 million expense as compared to an income of $16 million in the second quarter of 2022 primarily due to a $13 million expense related to the loss on the Series A repurchase agreement in connection with the capital structure transformation and $8 million of interest income recorded in 2022 for unrealized marked-to-market gains on the Company's interest rate swaps.

Tax expense for the second quarter of 2023 was $30 million as compared to $20 million in the second quarter of 2022, primarily related to non-deductible expenses related to the capital structure transformation and a one-time benefit in 2022 related to a change in assertion to permanently reinvest a portion of undistributed earnings in China.

Net income for the second quarter of 2023 was $71 million as compared to $85 million in the second quarter of 2022 primarily due to $23 million more in non-operating expenses, $10 million more in interest expense and $10 million more in tax expense, partially offset by a $33 million increase in gross profit.

Net cash provided by operating activities totaled $164 million in the second quarter of 2023 as compared to $104 million in the second quarter of 2022, primarily due to favorable changes in working capital of $38 million and an increase of $32 million in net income excluding non-cash charges.

Non-GAAP Financial Measures

Adjusted EBITDA increased to $170 million in the second quarter of 2023 as compared to $138 million in the second quarter of 2022. The increase was mainly due to higher volume, improved productivity and inflation pass-through net of pricing, as well as comparatively favorable foreign exchange impacts, partially offset by inflation on commodities, energy and transportation costs, and unfavorable product mix. The Adjusted EBITDA margin increased to 16.8% in the second quarter of 2023 as compared to 16.1% in the second quarter of 2022.

Adjusted free cash flow, which excludes capital structure transformation expenses, cash paid for repositioning and factoring costs, was $140 million in the second quarter of 2023 as compared to $23 million in the second quarter of 2022. The increase in adjusted free cash flow was primarily due to an additional $32 million in Adjusted EBITDA, a $96 million contribution of working capital (net of factoring), and lower cash paid on interest, mainly from $17 million of partial early redemption in the second quarter of 2022 on the Series B Preferred Stock. This was partially offset by $23 million from other assets and liabilities.

Liquidity and Capital Resources

As of June 30 2023, Garrett had $1,048 million in available liquidity, including $478 million in cash and cash equivalents and $570 million of undrawn commitments under its revolving credit facility. As of March 31, 2023, Garrett had $766 million in available liquidity, including $291 million in cash and cash equivalents and $475 million undrawn commitments under its revolving credit facility.

As of June 30, 2023, total principal amount of debt outstanding amounted to $1,891 million, up from $1,193 million as of March 31, 2023, due to the issuance of the new $700 million term loan B in connection with the capital structure transformation. Garrett will make an early debt repayment of approximately $200 million, expected to occur in the third quarter of 2023.

During the second quarter of 2023, we repurchased $17 million of common stock under our authorized share repurchase program and had remaining repurchase capacity of $233 million as of June 30, 2023. During the first quarter of 2023, our repurchases of Series A Preferred Stock and common stock were immaterial and we had remaining repurchase capacity of $74 million as of March 31, 2023.
Full Year 2023 Outlook
Garrett is providing the following raised outlook for the full year 2023 for certain GAAP and Non-GAAP financial measures.

	Full Year 2023 Outlook	Prior Outlook
Net sales (GAAP)	$3.84 billion to $4.03 billion	$3.79 billion to $3.98 billion
Net sales growth at constant currency (Non-GAAP)*	+6% to +11%	+5% to +10%
Net income (GAAP)	$255 million to $290 million	$231 million to $268 million
Adjusted EBITDA (Non-GAAP)*	$620 million to $670 million	$585 million to $635 million
Net cash provided by operating activities (GAAP)	$410 million to $510 million	$392 million to $492 million
Adjusted free cash flow (Non-GAAP)*	$340 million to $440 million	$315 million to $415 million
* See reconciliations to the nearest GAAP measure in pages 5-12.
Garrett’s full year 2023 outlook, as of July 27, 2023, includes the following expectations:
•2023 light vehicle industry production at ~84Mu, 2% increase vs. 2022, 1% increase vs. prior outlook;
•2023 Euro/dollar assumption of 1.10 EUR to 1.00 USD, 1.11 EUR for 2H, increase vs. prior outlook of 1.07 EUR to 1.00 USD;
•R&D investment at 4.3% of sales in 2023, >50% on electrification technologies;
•Capital expenditures at 2.3% of sales, 20% into electrification technologies.

Conference Call

Garrett plans to issue financial results for the second quarter 2023 on Thursday, July 27, 2023 before the open of market trading. Garrett will also hold a conference call the same day at 8:30 am EDT / 2:30 pm CET. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 1236546.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com/. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 3311357. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding inflationary pressure on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, including with respect to semiconductor, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure, anticipated new product development and capital deployment plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2023. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2022.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become cleaner, more efficient and connected. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Maria Santiago Echandi	Eric Birge
1.734.386.6593	1.734.228.9529
Maria.SantiagoEchandi@garrettmotion.com	Eric.Birge@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Dollars in millions, except per share amounts)
Net sales	$1,011	$859	$1,981	$1,760
Cost of goods sold	809	690	1,590	1,416
Gross profit	202	169	391	344
Selling, general and administrative expenses	63	54	119	107
Other expense, net	1	—	2	1
Interest expense	30	20	58	43
Loss on extinguishment of debt	—	5	—	5
Non-operating income	7	(16)	3	(44)
Reorganization items, net	—	1	—	2
Income before taxes	101	105	209	230
Tax expense	30	20	57	57
Net income	71	85	152	173
Less: preferred stock dividends	(40)	(39)	(80)	(77)
Less: preferred stock deemed dividends	(232)	—	(232)	—
Net (loss) income available for distribution	$(201)	$46	$(160)	$96

(Loss) earnings per common share
Basic	$(1.88)	$0.15	$(1.86)	$0.31
Diluted	$(1.88)	$0.15	$(1.86)	$0.31

Weighted average common shares outstanding
Basic	107,408,432	64,839,157	86,269,694	64,689,673
Diluted	107,408,432	65,102,162	86,269,694	64,907,289

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Dollars in millions)
Net income	$71	$85	$152	$173
Foreign exchange translation adjustment	(8)	1	(6)	3
Changes in fair value of effective cash flow hedges, net of tax	2	9	(1)	17
Changes in fair value of net investment hedges, net of tax	3	29	(2)	42
Total other comprehensive (loss) income, net of tax	(3)	39	(9)	62
Comprehensive income	$68	$124	$143	$235

CONSOLIDATED INTERIM BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$478	$246
Restricted cash	1	2
Accounts, notes and other receivables – net	864	803
Inventories – net	312	270
Other current assets	87	110
Total current assets	1,742	1,431
Investments and long-term receivables	29	30
Property, plant and equipment – net	452	470
Goodwill	193	193
Deferred income taxes	230	232
Other assets	246	281
Total assets	$2,892	$2,637
LIABILITIES
Current liabilities:
Accounts payable	$1,136	$1,048
Current maturities of long-term debt	60	7
Accrued liabilities	322	320
Total current liabilities	1,518	1,375
Long-term debt	1,772	1,148
Deferred income taxes	21	25
Other liabilities	204	205
Total liabilities	$3,515	$2,753
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value $0.001; zero and 245,089,671 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	$—	$—
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 264,653,768 and 64,943,238 issued and 264,403,053 and 64,832,609 outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Additional paid – in capital	1,184	1,333
Retained deficit	(1,834)	(1,485)
Accumulated other comprehensive income	27	36
Total deficit	(623)	(116)
Total liabilities and deficit	$2,892	$2,637

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Six Months Ended June 30,
	2023	2022
	(Dollars in millions)
Cash flows from operating activities:
Net income	$152	$173
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	8	15
Depreciation	43	43
Amortization of deferred issuance costs	5	4
Interest payments, net of debt discount accretion	—	(19)
Loss on extinguishment of debt	—	5
Loss on remeasurement of forward purchase contract	13	—
Foreign exchange (gain) loss	(11)	2
Stock compensation expense	8	5
Pension expense	1	—
Change in fair value of derivatives	19	(35)
Other	9	(4)
Changes in assets and liabilities:
Accounts, notes and other receivables	(69)	(33)
Inventories	(47)	(64)
Other assets	(10)	1
Accounts payable	105	86
Accrued liabilities	32	2
Other liabilities	(2)	(4)
Net cash provided by operating activities	$256	$177
Cash flows from investing activities:
Expenditures for property, plant and equipment	(33)	(52)
Re-couponing of cross-currency swap contract	9	—
Net cash used for investing activities	$(24)	$(52)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	667	—
Payments of long-term debt	(4)	(4)
Redemption of Series B Preferred Stock	—	(381)
Repurchases of Series A Preferred Stock	(580)	(3)
Repurchases of Common Stock	(15)	—
Payments of Additional Amounts for conversion of Series A Preferred Stock	(25)	—
Payments for preference dividends	(42)	—
Payments for debt and revolving facility financing costs	(2)	(5)
Other	(1)	—
Net cash used for financing activities	$(2)	$(393)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1	(17)
Net increase (decrease) in cash, cash equivalents and restricted cash	231	(285)
Cash, cash equivalents and restricted cash at beginning of period	248	464
Cash, cash equivalents and restricted cash at end of period	$479	$179
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	27	24
Interest paid	24	47

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Dollars in millions)
Net income — GAAP	$71	$85	$152	$173
Net interest expense	24	8	51	4
Tax expense	30	20	57	57
Depreciation	22	21	43	43
EBITDA (Non-GAAP)	147	134	303	277
Reorganization items, net (2)	—	1	—	2
Stock compensation expense (3)	5	3	8	5
Repositioning charges (4)	1	2	8	3
Loss on extinguishment of debt	—	5	—	5
Discounting costs on factoring	1	—	2	1
Other non-operating income (5)	(2)	(7)	(3)	(9)
Capital structure transformation expenses (6)	18	—	20	—
Adjusted EBITDA (Non-GAAP)	$170	$138	$338	$284

Net sales	$1,011	$859	$1,981	$1,760

Net income margin	7.0%	9.9%	7.7%	9.8%
Adjusted EBITDA margin (Non-GAAP) (7)	16.8%	16.1%	17.1%	16.1%
(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of net interest expense, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of net reorganization items, stock compensation expense, repositioning costs, discounting costs on factoring, other non-operating income and capital structure transformation expenses. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    The Company applied ASC 852 for periods subsequent to September 20, 2020, the date the Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code, to distinguish transactions and events that were directly associated with the Company’s reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred related to these transactions and events were recorded within Reorganization items, net in the Consolidated Interim Statements of Operations.
(3)    Stock compensation expense includes only non-cash expenses.
(4)    Repositioning costs includes severance costs related to restructuring projects to improve future productivity.
(5)     Reflects the non-service component of net periodic pension costs and other income that are non-recurring or not considered directly related to the Company's operations.
(6)     Includes the loss on remeasurement of the Series A Preferred Stock Agreement as well as third-party legal and advisory fees that are directly attributable to the Company's capital structure transformation transactions.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Garrett
Reported sales % change	18%	(8)%	13%	(9)%
Less: Foreign currency translation	(1)%	(8)%	(3)%	(6)%
Constant currency sales % change	19%	0%	16%	(3)%

Gasoline
Reported sales % change	32%	1%	21%	(4)%
Less: Foreign currency translation	(2)%	(8)%	(4)%	(6)%
Constant currency sales % change	34%	9%	25%	2%

Diesel
Reported sales % change	10%	(17)%	6%	(18)%
Less: Foreign currency translation	1%	(10)%	(3)%	(7)%
Constant currency sales % change	9%	(7)%	9%	(11)%

Commercial vehicles
Reported sales % change	9%	(19)%	10%	(15)%
Less: Foreign currency translation	(1)%	(6)%	(3)%	(5)%
Constant currency sales % change	10%	(13)%	13%	(10)%

Aftermarket
Reported sales % change	6%	6%	5%	10%
Less: Foreign currency translation	0%	(5)%	(2)%	(5)%
Constant currency sales % change	6%	11%	7%	15%

Other Sales
Reported sales % change	0%	0%	(7)%	(13)%
Less: Foreign currency translation	0%	(11)%	(2)%	(8)%
Constant currency sales % change	0%	11%	(5)%	(5)%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023		2022
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$164	$104	$256	$—	$177
Expenditures for property, plant and equipment	(25)	(23)	(33)	—	(52)
Net cash provided by operating activities less expenditures for property, plant and equipment	139	81	223	—	125
Chapter 11 professional service costs	—	1	—		3
Capital structure transformation expenses	1	—	2		—
Cash payments for repositioning	2	1	4		3
Factoring and P-notes	(2)	(60)	(1)		(70)
Adjusted free cash flow (Non-GAAP) (1)	$140	$23	$228		$61
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, factoring and guaranteed bank notes activity.

Full Year 2023 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2023 Full Year
	Low End	High End
Reported net sales (% change)	7%	12%
Foreign currency translation	1%	1%
Full year 2023 Outlook Net sales growth at constant currency (Non-GAAP)	6%	11%

Full Year 2023 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$255	$290
Net interest expense	144	144
Tax expense	83	98
Depreciation	88	88
Full year 2023 Outlook EBITDA (Non-GAAP)	570	620
Non-operating income	(1)	(1)
Discounting costs on factoring	2	2
Stock compensation expense	16	16
Repositioning charges	12	12
Capital structure transformation expenses	21	21
Full Year 2023 Outlook Adjusted EBITDA (Non-GAAP)	$620	$670

Full Year 2023 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$410	$510
Expenditures for property, plant and equipment	(90)	(90)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	$320	$420
Cash payments for repositioning	12	12
Capital structure transformation expenses	8	8
Full Year 2023 Outlook Adjusted free cash flow (Non-GAAP)	$340	$440